Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS FILES FOR CHAPTER 11 BANKRUPTCY
Company to Continue Efforts to Complete Special Protocol Assessment and Sell its Assets
NEW HAVEN, CT, December 17, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION), a pharmaceutical company focused on the development of novel cancer therapeutics, announced that it had voluntarily filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Vion is continuing to operate its business as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
“We believe that the Chapter 11 process will allow us to maximize the value of the Company’s assets and, if necessary, to conduct an orderly winding up or liquidation of the Company,” said Alan Kessman, Chief Executive Officer. He added, “We believe that Onrigin™, Triapine® and our other preclinical assets should continue to be developed, if not by us then by others, as patients with cancer need additional treatment options as they face this devastating disease.”
The bankruptcy filing became necessary as a result of the Company’s need to conduct an additional randomized trial of its lead anticancer compound, Onrigin™ (laromustine) Injection, prior to approval for use in the United States. Earlier this week, the Company disclosed that it had received a complete response letter from the U.S. Food and Drug Administration (“FDA”) relating to its New Drug Application for Onrigin™ filed in February 2009. In that letter, the FDA advised that the Company complete a randomized study or studies to define the efficacy and safety of Onrigin™ in the patient population proposed for the indication, and that the study or studies be designed to demonstrate a survival benefit that is clearly attributable to Onrigin™ with an acceptable safety profile in a well-characterized patient population.
The Company also announced that it had filed for a Special Protocol Assessment (“SPA”) with the FDA related to a randomized trial of Onrigin™ sponsored by the Dutch-Belgian Cooperative Group for Hematology Oncology (“HOVON”). The SPA process provides for an official FDA evaluation of Phase III study protocols. The HOVON Phase III trial, which has accrued over 115 patients to date, combines Onrigin™ with standard remission-induction therapy in patients aged 18-65 with previously untreated acute myeloid leukemia (“AML”) and high-risk myelodysplasia.

The Company does not have sufficient funds to conduct and complete such a randomized trial and continue its operations, and has not been able to raise additional capital in part because of its substantial debt burden. The Company listed total assets of $19.2 million and total liabilities of $65.0 million as of September 30, 2009. The Company has $60 million outstanding in 7.75% Convertible Senior Notes due 2012.
During the bankruptcy proceedings, Vion will seek to conclude the SPA process and sell or merge the Company and/or its key assets, which include two products in human clinical trials (Onrigin™ and Triapine®), and two preclinical-stage products, VNP40541, a hypoxia-selective compound, and TAPET™, a drug delivery technology platform. Vion expects that if an asset sale is consummated that it would be liquidated pursuant to a plan of liquidation that would be subject to the approval of the bankruptcy court. In the event of liquidation, whether following an asset sale or otherwise, any recovery for stockholders would be highly unlikely.
Vion has retained the services of Roth Capital Partners, LLC to assist with the sale of the Company and/or its key assets during the Chapter 11 proceeding. The Company has also retained Fulbright & Jaworski L.L.P. and Richards, Layton & Finger, P.A. to serve as its legal advisors in the bankruptcy proceeding.
Additional information about Vion’s Chapter 11 case will be posted along with bankruptcy court documents when these become available on the website of the court’s claims agent at www.delclaims.com.
For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in selling its assets or engaging in another transaction in bankruptcy, the FDA not approving Vion’s Special Protocol Assessment for a Phase III randomized trial for Onrigin™ sponsored by HOVON, Vion not obtaining court approval of its motions in the Chapter 11 proceeding pursued by it from time to time, Vion’s ability to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case, Vion’s ability to retain and compensate key executives and other key employees, Vion’s ability to maintain relationships with its licensor and vendors, Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™, delays in the regulatory approval process, particularly for Onrigin™, delays or unfavorable results of drug trials, the need for additional research and testing, including the need for a randomized trial of Onrigin™ prior to regulatory approval, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended September 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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